Exhibit 23.1

kpmg

KPMG LLP

Chartered Accountants

Telephone

(416) 228-7000

Yonge Corporate Centre

Telefax

(416) 228-7123

4100 Yonge Street Suite 200

www.kpmg.ca

North York ON M2P 2H3

Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diversinet Corp.

We consent to the incorporation by reference in the registration statement (No. 333-122284) on Form F-1/A, the registration statement (No. 333-122284) on Form F-3 (whch was amended by the aformentioned registration statement on Form F-1/A), the registration statement (No. 333-113646) on Form F-3, the registration statement (No. 333-107251) on Form F-3, the registration statement (No. 333-114674) on Form S-8 and the registration statement (No. 333-103356) on Form S-8  of Diversinet Corp. of our report dated February 14, 2005, except with respect to note 16 which is as of February 28, 2005, with respect to the consolidated balance sheets of Diversinet Corp. as at December 31, 2004, December 31, 2003 and October 31, 2002, and the related consolidated statements of earnings and deficit and cash flows for each of the years ended December 31, 2004, December 31, 2003, October 31, 2002 and for the fourteen month period ended December 31, 2003, which report appears in the December 31, 2004, Annual Report on Form 20-F of Diversinet Corp.  Our report dated February 14, 2005, except with respect to note 16 which is as of February 28, 2005, includes additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt on the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Toronto, Canada

March 31, 2005